EMPLOYMENT AGREEMENT


	Employment Agreement dated May 14, 2010 as of January 1, 2010 between SCIENTIFIC INDUSTRIES, INC., a Delaware corporation 70 Orville Drive, Bohemia, New York 11716 (the "Company") and ROBERT P. NICHOLS, an individual residing at 16 Adams Street, Rocky Point, New York, 11778 ("Employee").

WITNESSETH:

	WHEREAS, Employee has been employed as Executive Vice President and Secretary of the Company since May 2001 with the two year period ended December 31, 2008 covered by an Employment Agreement dated December 29, 2006 and the period thereafter through December 31, 2010 covered by an Employment Agreement dated July 31, 2009, the Company and Employee desire that he continue to be employed through June 30, 2011 as a senior executive officer of the Company on the terms and conditions hereinafter contained;

	NOW, THEREFORE, it is hereby agreed as follows:

1.	Employment.  The Company hereby employs and Employee agrees to be employed as a senior executive officer of the Company for the Term as defined in Section 2 to perform the duties described in Section 3 hereof.

2.	Term.  The employment of Employee by the Company pursuant hereto shall be for the period from January 1, 2010 through June 30, 2011, unless terminated earlier pursuant to the provisions of Section 7 hereof; such period is herein referred to as the "Term".

3.	Duties.  Employee shall devote his full time to the affairs and business of the Company for which he will serve in senior executive positions or offices as the Board of Directors (the "Board") shall designate with respect to the operations of the Company, including engineering and product control of the Company, exclusive of the Company's subsidiary Altamira Instruments Inc., for which Employee shall perform such engineering duties as requested by its President. For the purposes of this Agreement, executive offices means any one or more of the following: Chief Operating Officer, Executive Vice President and Secretary, it being agreed that Employee may hold more than one executive office, provided that his duties will not require him to devote more time to the performance of his duties on behalf of the Company than is reasonable. As a senior executive officer Employee shall report directly to the President or Chief Executive Officer of the Company. Employee shall use his best efforts to promote the interests and welfare of the Company. The duties shall be principally performed at the principal executive offices of the Company.

4.	Salary.  As his compensation hereunder, Employee shall be paid by the Company a base salary at the rate of $123,600 per annum. The base salary shall be payable in equal weekly installments. The Company may also pay to Employee a bonus determined by the Board in its sole discretion for his services rendered during the six months ended June 30, 2010 and a bonus for his services rendered during the fiscal year ended June 30, 2011. The bonus, if any, shall be paid within four months following the end of the related period. The Board in determining the amount of a bonus, if any, shall consider the achievement and surpassing of goals or projections set forth or referred to in the operation plan for the relevant period approved by the Board, including but not limited to, cash flow and earnings; the Employee's performance of his executive responsibilities, and such other criteria as the Board deems relevant.

5.	Expenses.

a.	Subject to the authorization of the Board, Employee will be
authorized to incur reasonable and necessary expenses in connection with the discharge of Employee's duties and in promoting the business of the Company. The Company will, according to its practices, reimburse Employee for all such expenses upon presentation of a properly itemized account of such expenditures, setting forth the business reasons for such expenditures on a timely basis.

b.	Employee agrees to cooperate with the Company in the Company's efforts to obtain and maintain a term insurance policy on the life of Employee with the Company as sole beneficiary in such principal amount as may be determined by the Board, which currently is $250,000.

6.	Other Benefits; Vacation.

a.	Employee shall be entitled to receive from the Company such
medical, hospital and disability benefits, life insurance, holiday and sick pay consistent with those made available to the officers of the Company and to participate in the Company's Plan under Section 401(k) of the Internal Revenue Code in accordance with its terms.

b.	Employee shall be entitled to an annual vacation during the
Term of employment hereunder in accordance with the Company's employee policy.

7.	Termination.

a.	In the event of Employee's death during the Term, this Agreement shall terminate automatically as of the date of death, except with respect to any accrued but unsatisfied obligations to the date of death. In the event of Employee's disability (as hereinafter defined) for sixty (60) consecutive calendar days or ninety (90) calendar days in the aggregate during any twelve
(12) consecutive month period within the Term, the Company shall have the right, by written notice to Employee, to terminate this Agreement as of the date of such notice, except with respect to any accrued but unsatisfied obligation to the date of such termination. "Disability" for the purposes of this Agreement shall mean Employee's physical or mental disability so as to render Employee incapable of carrying out Employee's essential duties under this Agreement. In the event of a termination by the Company pursuant to this Section 7(a), the Company shall not be under any further obligation to Employee hereunder except to pay Employee's base salary and benefits accrued and payable up to the date of such termination, and reimburse him for expenses accrued and payable under Section 5 hereof through the date of termination.

b.	This Agreement may be terminated by (i) either Employee or the
Company (other than as provided in Section 7(a)) upon thirty (30) days' written notice if, during the Term, the other of them shall be in breach of or in default under any provision of this Agreement or
(ii) by the Company for Cause. In the event of termination of this Agreement by reason of breach or default by the Company, Employee shall have no obligation to mitigate damages, and he shall be entitled to receive the base salary due him at the rate in effect on the date written notice is delivered hereunder for the lesser of the period of 12 months commencing with the date of termination or the period ending June 30, 2011, not reduced by any compensation he may receive elsewhere during such period. In the event of termination of the Agreement by reason of breach or default by Employee, the Company shall not be under further obligation to Employee except to pay Employee his base salary and benefits accrued and payable up to the date of such termination, and reimburse him for expenses accrued and payable under Section 5 thought the date of termination. "Cause" shall mean conviction for a felony or the failure of Employee to cure any of the following by the end of the 10 day period following delivery of written notice of such termination to Employee setting forth: (i) the gross negligence or gross misconduct (including conflict of interest in carrying out Employee's duties under this Agreement), or (ii) the repeated or substantial failure, refusal or neglect to perform Employee's duties in accordance with Paragraph 3 hereof, or (iii) the engaging by Employee in a material act or acts of dishonesty affecting the Company or its subsidiaries, or (iv) alcohol abuse or illegal use of drugs by Employee in a manner materially and repeatedly interfering with performance of Employee's obligations under this Agreement.

c.	In the event of termination of the Agreement by the Company
by reason of breach or default by Employee or for Cause, the Company shall not be under further obligation to Employee except to pay Employee his base salary and benefits accrued and payable up to the date of such termination, and reimburse him for expenses accrued and payable under Section 5 thought the date of termination.

8.	Non-Competition; Non-Interference; Non-Solicitation.

a.	For the purpose of this Section 8 and Sections 9, 10 and 11
"Company" includes each of its subsidiaries.

b.	From the date hereof through end of the Term, Employee will not, without the express written approval of the Board, directly or indirectly, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, or be associated with in any way, any business which competes directly or indirectly with the business or proposed business of the Company and its subsidiaries (a "Competitive Business"); provided, however, that Employee may, directly or indirectly, own, invest or acquire an interest in the aggregate of up to one percent (1%) of the capital stock of a corporation whose capital stock is traded publicly.

	Additionally, from the date hereof through the date which is 18 months after the date of termination of employment (the "Restricted Period"), Employee will not, without the express written approval of the Board, directly or indirectly, become associated with a Competitive Business, or otherwise engage in or assist in any enterprise, which develops, markets, sells, manufactures or designs products or accessories currently being sold, developed or contemplated (including those acquired or about to be acquired) by the Company or a subsidiary, or which hereinafter may be sold, developed or contemplated, by the Company or a subsidiary as of the date of termination, including, but not limited to, mixers, including vortex mixers, rotating, shaking or oscillating apparatus; thermoelectric apparatus, catalytic research instruments or components thereof, products produced or sold pursuant to the License Agreement between Scientific Industries Inc., and Fluorometrix Corp. as may be amended from time to time or related accessories of the foregoing; or any industrial or laboratory processes, apparatus or equipment (the "Products").

c.	During the Restricted Period, Employee will not without the
express prior written approval of the Board of Directors (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, consultant, agent, representative or any other person which has a business relationship with the Company to discontinue, reduce or modify during the Restrictive Period such employment, agency or business relationship with the Company, or (ii) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within one (1) year prior to the date Employee or the Competitive Business employs or seeks to employ such person) engaged or retained by the Company or a business acquired or sold by the Company.

9.	Confidential Information.

a.	Employee agrees that during and after the Term Employee will not, directly or indirectly, disclose to any person, or use or otherwise exploit for the benefit of Employee or for the benefit of anyone other than the Company or a subsidiary, any Confidential Information (as defined in Section 9(c)). Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any therefor is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order.

b.	At the request of the Company, Employee agrees to deliver to the Company, at any time during the Term, or thereafter, all Confidential Information which Employee may possess or control. Employee agrees that all Confidential Information of the Company or a subsidiary (whether now or hereafter existing) conceived, discovered or made by Employee during the Term exclusively belongs to the Company (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

c.	"Confidential  Information" means any information including, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, vendor lists, customer pricing or terms, details of client or consultant contracts, pricing policies, cost information, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any business, scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulae, improvements, information relating to the products currently being sold, developed or contemplated, by the Company, or which hereinafter may be sold, developed or contemplated, by the Company through the date of termination of the Term, including, but not limited to, the Products or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by Consultants not permissible hereunder.

10.	Patents.  Employee agrees that all inventions, copyrightable material, secret processes, formulae, trademarks, trade secrets and the like, discovered or developed by him while in the employ of the Company, whether in the course of his employment, on company time or property, or otherwise, shall be the exclusive property of the Company and Employee agrees to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as may be requested by the Company to transfer, confirm and perfect in the Company all legally protectible rights in any such inventions, copyrightable materials, secret processes, formulae, trademarks, trade secrets and the like at no expense to Employee.

11.	Remedies.

a.	Nothing herein contained is intended to waive or diminish any rights the Company may have at law or in equity at any time to protect and defend its legitimate property interests including its business relationship with third parties, the foregoing provisions being intended to be in addition to and not in derogation or limitation of any other rights the Company may have at law or in equity.

b.	Since a breach of the provisions of Section 8, Section 9 or
Section 10 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an appropriate order from a court of competent jurisdiction restraining such breach or a threatened breach, and in any such case no bond or other security shall be required to be posted in connection therewith. Employee agrees that the provisions of
Section 8, Section 9 and Section 10 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in Section 8, Section 9 or Section 10 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

12.	Insurance.  The Company agrees to include Employee in the
coverage of any directors' and officers' liability insurance policy it provides on behalf of its directors or other senior executive officers.

13.	Notices.  Any notices pertaining to this Agreement if to the
Company shall be addressed to the Company at its address set forth in the opening paragraph of this Agreement, with a copy of any notice to the Company to be sent to Leo Silverstein, Esq., Reitler Brown & Rosenblatt LLC, 800 Third Avenue, New York, New York 10022 and if to Employee shall be addressed to him at his address stated in the opening of paragraph of this Agreement. All notices shall be in writing and shall be deemed duly given if personally delivered or sent by registered or certified mail, overnight or express mail or by telefax. If sent by registered or certified mail, notice shall be deemed to have been received and effective three days after mailing; if by overnight or express mail or by telefax, notice shall be deemed received the next business day after being sent.
Any party may change its address for notice hereunder by giving notice of such change in the manner provided herein.

14.	Entire Agreement.  This Agreement contains the entire agreement of the parties respecting the subject matter contained herein. No modification of any provision hereof shall be effective except by a written agreement signed by the parties hereto.

15.	Miscellaneous.

a.	This Agreement shall be governed by and construed in
accordance with the laws of the State of New York applicable to contracts entirely made and performed therein.

b.	This Agreement shall be binding upon and inure to the
benefit of the parties, their respective successors, heirs and assigns (where permitted).

c.	The waiver by one party hereto of any breach by the other
(the "Breaching Party") of any provision of this Agreement shall not operate or be construed as a waiver of any other (prior or subsequent) breach by the Breaching Party, and waiver of a breach of a provision in one instance shall not be deemed a waiver of a breach of such provision in any other circumstance.


IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the year and date first above written.

Dated May 14, 2010


						SCIENTIFIC INDUSTRIES, INC.

						By:/s/ Helena R. Santos
                                    ___________________________
						Helena R. Santos, President


						ROBERT P. NICHOLS

                                    /s/ Robert. P. Nichols
                                    ___________________________